EXHIBIT 10.1

SENIOR SUBORDINATED CREDIT AGREEMENT

Dated as of

December 29, 2011

among

SYMMETRY MEDICAL INC.,
as Borrower

and

The Lenders Party Hereto

SCHEDULES:
Schedule 1.01 – Permitted Encumbrances
Schedule 2.01 – Commitments
Schedule 2.06 – Intentionally Omitted
Schedule 3.01 – Subsidiaries
Schedule 3.17 – Insurance
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.03 – Fiscal Quarters/Fiscal Years
Schedule 6.04(c) – Non-Loan Party Investments, Loans, Advances and Guarantees
Schedule 6.05– Swap Agreement

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Loan Parties’ Counsel
Exhibit C – Intentionally Omitted
Exhibit D – Intentionally Omitted
Exhibit E – List of Closing Documents
Exhibit F-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit F-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit F-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit F-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit G – Form of Compliance Certificate
Exhibit H – Intentionally Omitted
Exhibit I – Subsidiary Guaranty
Exhibit J – SEC Waiver Letter

SENIOR SUBORDINATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) dated as of December 29, 2011 by and among SYMMETRY MEDICAL, INC., a Delaware corporation, and the LENDERS from time to time party hereto.

Witnesseth:

WHEREAS, SYMMETRY MEDICAL, INC. has requested, and the LENDERS have agreed to make available to SYMMETRY MEDICAL, INC., a senior subordinated loan, subject to the terms and conditions set forth in this Agreement, to fund a portion of the acquisition by its wholly owned subsidiary, Specialty Surgical Instrumentation, Inc., a Tennessee corporation, of certain assets of Codman & Shurtleff, Inc., a New Jersey corporation;

WHEREAS, immediately following the closing of the transactions contemplated hereby, Specialty Surgical Instrumentation, Inc. will purchase, acquire and accept certain assets of Codman & Shurtleff, Inc.;

WHEREAS, subject to the terms hereof, each existing and future direct and indirect Domestic Subsidiary of SYMMETRY MEDICAL, INC. is willing to guarantee such senior subordinated loan;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquired Business” means certain assets of Codman & Shurtleff, Inc. representing the business of Codman Surgical Instruments.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders.  As of the Effective Date, the Aggregate Commitment is $65,000,000.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment.

“Applicable Rate” has the meaning set forth in Section 2.13.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means any Disposition of property or assets or series of related Dispositions of property or assets (excluding any such Disposition permitted by clause (a)(i),(a) (ii), (a)(iii), (a)(iv)(A), (a)(iv)(B), (a)(iv)(C), (a)(v) and (a)(vi) of Section 6.03 and, for avoidance of doubt, any Equity Issuance), provided, however, that “Asset Sale” shall not include (i) sales of assets to the extent the aggregate consideration received is less than (A) $2,500,000 in the aggregate in any fiscal year and (B) $5,000,000 in the aggregate during the term of this Agreement, and (ii) sales of assets by any Foreign Subsidiary to the extent the aggregate consideration received is less than $1,000,000 in the aggregate in any fiscal year.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) substantially in the form attached hereto as Exhibit A.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Symmetry Medical Inc., a Delaware corporation.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) members of the board as of the Effective Date, (ii) nominated by the board of directors of the Borrower, nor (iii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary,  the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Codman Acquisition” means the purchase of the Acquired Business by Specialty Surgical Instrumentation Inc., a Tennessee corporation and Subsidiary of the Borrower (the “Purchaser”) pursuant to the Codman Acquisition Documents.

“Codman Acquisition Documents” means (a) that certain Asset Purchase Agreement dated as of December 11, 2011 by and among the Purchaser, as the purchaser, and Codman & Shurtleff, Inc., as the seller, and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as in effect on December 11, 2011.

“Commitment” means, with respect to any Lender, such Lender’s Pro Rata Loan Share of the Loan Commitment.

“Consolidated Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Consolidated EBITDA” Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary, non-recurring or non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, (vii) restructuring charges in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (viii) non-cash purchase accounting adjustments for the Codman Acquisition to account for any step up in value of assets purchased in the Codman Acquisition and any immediate write off of valued intangible assets acquired by the Purchaser in the Codman Acquisition that will not be used in an aggregate amount not to exceed $10,000,000; provided, that such add-back shall only be permitted during fiscal year 2012, (ix) non-cash losses due to marked-to-market changes for Swap Obligations and (x) amortized costs, fees, and expenses payable by the Borrower or a Subsidiary thereof to non-Affiliates in connection with the issuance or incurrence of Indebtedness by the Borrower or such Subsidiary (such as, but not limited to, legal fees and expenses and closing costs), minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (4) extraordinary, non-cash or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis, and (5) non-cash gains due to marked-to-market changes for Swap Obligations. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.  “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,500,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any wholly-owned Subsidiary of the Borrower.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Funded Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means any Lender.

“Debt Issuance” means the issuance of any Indebtedness by any Loan Party or any of its Subsidiaries (excluding any Equity Issuance or any Indebtedness of any Loan Party and its Subsidiaries permitted to be incurred pursuant to Sections 6.01 (a)-(k) hereof).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” means the sale, transfer, lease or other disposition by a Person of any of its assets (in one transaction or in a series of related transactions).

“Dollar Amount” of any currency at any date shall mean the amount of such currency if such currency is Dollars.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person which is not a Loan Party or a Subsidiary of (a) shares or interests of its Equity Interests, (b) its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests.  The term “Equity Issuance” shall not include (i) any Equity Interests issued as consideration for a Permitted Acquisition for which there are no Net Cash Proceeds, (ii) any Equity Interests issued for cash consideration, substantially all of which cash is used as consideration for a Permitted Acquisition, (iii) any Disposition, (iv) any Debt Issuance or (v) any Equity Interests issued to current or former directors, management and employees of any Loan Party or any of its Subsidiaries pursuant to compensation or incentive programs for which there are no Net Cash Proceeds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a)           Other Connection Taxes, including federal, state or local taxes on the net income of such Recipient;

(b)           Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and

(c)           U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date on which (i) such Recipient acquires its applicable ownership interest in the Loan or Commitment (other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.19(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in the Loan or Commitment or to such Recipient immediately before it changed its lending office).

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid in cash during such period plus expenses for taxes paid in cash during such period plus Consolidated Capital Expenditures made during such period plus scheduled principal payments on Indebtedness made during such period, other than scheduled principal payments made during fiscal year 2010, all calculated for the Borrower and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, for purposes of calculating Fixed Charges for the four fiscal quarter periods ending March 31, 2012, June 30, 2012 and September 29, 2012, the components of Fixed Charges attributable to (1) Consolidated Interest Expense and (2) scheduled principal payments on Indebtedness ((1) and (2) collectively, the “Annualized Fixed Charges”) shall be annualized during such fiscal quarters such that (I) for the calculation of Fixed Charges for the four fiscal quarter period ending March 31, 2012, Annualized Fixed Charges for the fiscal quarter then ending will be multiplied by four (4), (II) for the calculation of Fixed Charges for the four fiscal quarter period ending June 30, 2012, Annualized Fixed Charges for the two fiscal quarter period then ending will be multiplied by two (2) and (III) for the calculation of Fixed Charges for the four fiscal quarter period ending September 29, 2012, Annualized Fixed Charges for the three fiscal quarter period then ending will be multiplied by one and one third (1 1/3).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under Sale and Leaseback Transactions and (l) any other Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Interest Payment Date” means the last day of each calendar quarter and at the Maturity Date.

 “International Transaction” means the formation by the Borrower of a directly owned wholly-owned Subsidiary organized under the laws of Ireland, the United Kingdom or the Netherlands, and the contribution thereto of all of the Equity Interests of all or substantially all of the Borrower’s Foreign Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” has the meaning assigned to such term in Section 6.10(a).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(c) of this Agreement, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, any Lenders and including all other powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means New York City time.

“Make-Whole Premium” means, with respect to any Loan on any date of prepayment that is made or effected on or prior to December 29, 2013, the excess of (a) the present value at such prepayment date of (i) the prepayment premium payable with respect to a prepayment of the Loans on December 29, 2013 (assuming the Borrower elects to pay interest in kind through such date pursuant to the terms of this Agreement) plus (ii) all required cash interest payments due on the Loans through December 29, 2013 (assuming the Borrower elects to pay interest in kind through such date pursuant to the terms of this Agreement), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points; over (b) the principal amount of the Loans, if greater.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means December 29, 2017.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means in connection with any Debt Issuance, Equity Issuance, Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Debt Issuance, Equity Issuance, Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, brokerage fees, investment banking fees.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred.

“Off-Balance Sheet Liability” means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any debt, liability, or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any debt, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.

“Paid in Full” has the meaning set forth for such terms in the Mezzanine Subordination Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (a) the Codman Acquisition and (b) any acquisition (whether by purchase, merger, consolidation or otherwise (but excluding in any event a Hostile Acquisition)) or series of related acquisitions by the Borrower or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (A) no Default has occurred and is continuing or would arise after giving effect thereto, (B) such Person or division or line of business is engaged in the same or a similar, complementary or related line of business as the Borrower and the Subsidiaries or business reasonably related thereto (provided, that for the avoidance of doubt, and without limiting the foregoing, the following shall be considered similar, complementary or related lines of business: orthopedic, trauma, opthamology, medical device, medical instrument, spine or similar lines of business), (C) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (D) the Borrower and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.10, and with the Permitted Acquisition Leverage Ratio Limit, in each case recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $33,000,000, the Borrower shall have delivered to the Lenders a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by any Lender, and (E) in the case of an acquisition or merger involving the Borrower or a Subsidiary, the Borrower or such Subsidiary is the surviving entity of such merger and/or consolidation.

“Permitted Acquisition Leverage Ratio Limit” means, for the applicable period of determination, that the Leverage Ratio is not in excess of 3.30 to 1.00.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)           Liens set forth in Schedule 1.01.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means interest that is added to the outstanding principal balance of the Loans as of each interest payment date and shall thereafter be deemed principal bearing interest from such date.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” means, with respect to any event, that the Borrower is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Pro Rata Loan Share” means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Schedule 2.01 which corresponds to the Loan Commitment, which percentage shall be with respect to the outstanding principal balance of the Loan if the Loan Commitment has terminated.

“Recipient” means, as applicable, any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (other than business interruption) or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, one or more Lenders having unused Commitments or Loans representing more than 50% of the sum of the total unused Commitments and at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the United States Securities and Exchange Commission.

“Senior Credit Agreement” means that certain Credit Agreement dated as of November 3, 2010, as amended December 11, 2011, among the Borrower, the lenders from time to time thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Senior Agent”), Wells Fargo Bank, National Association, as Syndication Agent and Fifth Third Bank, Bank of America, N.A. and PNC Bank, National Association, as Co-Documentation Agents.

“Senior Debt Cap” means an amount equal to (i) the principal amount of the loans and any unfunded loan commitments under the Senior Credit Agreement as in effect on the date hereof, plus (ii) the aggregate amount of all Incremental Term Loans and Revolver Increases consummated after the date hereof pursuant to Section 2.20 of the Senior Credit Agreement as in effect on the date hereof, plus (iii) 15% of the aggregate principal amount of any loans and unfunded loan commitments described in the preceding clauses (i) and (ii), minus (iv) the amount of any prepayments, repayments and commitment reductions under the Senior Credit Agreement or any other Senior Debt Document, with respect to any revolving Senior Indebtedness, to the extent that such revolving Senior Indebtedness may not be reborrowed (specifically excluding, however, any such payments and commitment reductions occurring in connection with any refinancing of Senior Indebtedness permitted by the Subordination Agreement), minus (v) the amount of any purchase or other acquisition of Senior Indebtedness pursuant to a Senior Debt Purchase, plus (vi) interest, fees and expenses that are capitalized.  Obligations, liabilities and Indebtedness owed under a Senior Debt Document to an Affiliate of a Loan Party shall not be considered Senior Indebtedness, and the acquisition of any such obligations, liabilities or Indebtedness shall be deemed to be a permanent repayment thereof for purposes of clause (iv) above.

“Senior Debt Documents” means the Senior Credit Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favor or for the benefit of, any holder of Senior Indebtedness, including documents executed in connection with the granting, perfection or enforcement of a Lien securing Senior Indebtedness.

“Senior Debt Purchase” means the purchase or other acquisition, on an arms length basis, of Senior Indebtedness at or below par, by a Loan Party or any Affiliate of a Loan Party; provided that immediately following such purchase such Indebtedness is cancelled and forgiven for all purposes and no longer outstanding.

“Senior Indebtedness” means the Indebtedness of any Loan Party that is senior as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonable satisfactory to the Required Lenders, including, without limitation, Indebtedness incurred under the Senior Credit Agreement.

“SMA Sale and Liquidation” means the sale, transfer or assignment of the real estate and other assets owned by SMA Real Estate LLC and the liquidation or dissolution of SMA Real Estate LLC promptly thereafter.

“Solvent” means, in reference to the Borrower, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower or any Subsidiary (other than the Loans) the payment of which is subordinated to payment of the obligations under the Loan Documents on terms reasonably acceptable to the Required Lenders.

“Subordination Agreement” means that certain Mezzanine Subordination Agreement dated as of the date hereof, by and among the Borrower, the Senior Agent and the Lenders, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time to the extent permitted hereunder.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party or is required to be a party to the Subsidiary Guaranty.  The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty attached hereto as Exhibit I, dated as of the Effective Date (including any and all supplements thereto), made by each Subsidiary Guarantor party thereto in favor of the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Symmetry UK Facility” means Indebtedness in an aggregate principal amount not in excess of the Dollar Amount of $5,000,000 owing by one or more of the Borrower’s Subsidiaries organized under the laws of England and Wales to HSBC Bank plc or any assignee thereof, successor thereto or any lender providing replacement financing therefor.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the second anniversary of the Effective Date; provided, however, that if the period from the prepayment date to the second anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Waiver Letter” means that certain letter from the SEC to the Borrower, dated October 4, 2011, and attached hereto as Exhibit J.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower.

SECTION 1.02.  [Reserved].

SECTION 1.03.  Terms Generally; Knowledge Qualifiers.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  With respect to any term, condition or provision herein or in any other Loan Document that is qualified by or subject to the Borrower’s or any Subsidiary’s knowledge, “knowledge” for these purposes shall mean the knowledge or information possessed by any Financial Officer or any other executive or member of senior management for the Borrower or any Subsidiary thereof, including, without limitation, those executives of members with day-to-day responsibility for the management of the Borrower or any Subsidiary thereof.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that no effect shall be given hereunder to any change under GAAP that results in operating leases being treated as capital leases; provided, further, that if the Borrower notifies the Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including, without limitation, if such change occurs prior to the date on which any financials are required to be delivered hereunder), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05.  Status of Obligations.  In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make a loan to the Borrower on the Effective Date in an aggregate principal amount not to exceed such Lender’s Commitment.  The Commitment of each Lender to make the Loans shall terminate concurrently with the making of the Loans on the Effective Date.  Loans which are repaid or prepaid by the Borrower, in whole or in part, may not be reborrowed.

SECTION 2.02.  Loans.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.03.  [Reserved].

SECTION 2.04.  [Reserved].

SECTION 2.05.  [Reserved].

SECTION 2.06.  [Reserved].

SECTION 2.07.  [Reserved].

SECTION 2.08.  [Reserved].

SECTION 2.09.  [Reserved].

SECTION 2.10.  Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to each Lender the then unpaid principal amount of each Loan.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The entries made in the accounts maintained pursuant to paragraph (a) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(c)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d)           The Loan shall be paid, for the account of the Lenders, according to their Pro Rata Loan Share thereof, on the Maturity Date.  All payments of principal or interest on the Loans, and all fees, shall be made by Borrower to each Lender in accordance with its respective Pro Rata Loan Share at its respective address for payments set forth on Schedule 2.02 (or as set forth in any applicable Assignment Agreement) without setoff, recoupment or counterclaim and in immediately available funds not later than [12:00] PM New York time on the due date, and funds received after that hour shall be deemed to have been received by the applicable Lender on the following Business Day.

SECTION 2.11.  Prepayment of Loans.

(a)           Subject to paragraph (b) below, the Borrower may from time to time, on at least one Business Day’s written notice or telephonic notice (followed immediately by written confirmation thereof) to the Lenders not later than [12:00] PM New York time on such day, prepay the Loans in whole or in part.  Such notice shall specify the Loans to be prepaid and the date and amount of prepayment.

(b)           In the event that all or any portion of the Loans are repaid or prepaid pursuant to Section 2.1 (other than in connection with a Change in Control Offer which is governed by (c) below), such repayments will be made at par plus accrued and unpaid interest, plus (i) if such repayment or prepayment occurs on or prior to December 29, 2013, the payment of a Make-Whole Premium calculated with respect to such amount repaid, (ii) if such repayment or prepayment occurs after December 29, 2013, but on or prior to December 29, 2014, a premium of 4.0% of the amount repaid and (iii) if such repayment or prepayment occurs after December 29, 2014, but on or prior to December 29, 2015, a premium of 2.0% of the amount repaid.  For purposes of clarity, for purposes of calculating payments or prepayments due pursuant to this Section 2.1 (other than subsection 2.1(c)), no amounts shall be added to par plus accrued and unpaid interest for any repayment that occurs after December 29, 2015.

(c)           Upon the occurrence of a Change in Control, each Loan Party shall have the right (but not the obligation) to require the Borrower to prepay all or any part of such Loan Party’s Loans at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid cash interest, if any, to the date of such repayment.  Prior to any Change in Control, the Borrower shall provide a written notice to the Lenders containing the following information (such notice, a “Change in Control Offer”);

(i)           that a Change in Control will occur and that such Lender has the right to require the Borrower to repay such Lender’s Loans at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase;

(ii)          the circumstances and relevant facts and financial information regarding such Change in Control; and

(iii)         the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed).

A Change in Control Offer may be made in advance of a Change in Control, and conditioned upon such Change in Control.  Notwithstanding the foregoing provisions, the Borrower shall not be required to make a Change in Control Offer upon a Change in Control if, upon the direction of the Borrower, a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth above applicable to a Change in Control Offer made by the Borrower and repays all Loans validly offered and not withdrawn under such Change in Control Offer.

(d)           The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11.  The Borrower shall notify the Lenders by telephone (confirmed by telecopy) of any prepayment hereunder not later than 1:00 p.m., Local Time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Each partial prepayment of any Loan shall be in an amount not less than $5,000,000.  Each prepayment of a Loan shall be applied ratably to the Loans.  Prepayments shall be accompanied by (i) accrued interest and (ii) any prepayment premium required by Section 2.11(b).

(e)           [Reserved].

(f)           [Reserved].

(g)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Asset Sale, the Borrower shall either (a) apply such Net Cash Proceeds to the repayment of Senior Indebtedness or (b) subject to any restriction set forth in the Subordination Agreement, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.11(k) below in an aggregate amount equal to (i) with respect to Asset Sales by Foreign Subsidiaries, 50% of such Net Cash Proceeds and (ii) with respect to all other Asset Sales, 100% of such Net Cash Proceeds; provided that if the Borrower shall deliver to the Lenders a certificate of a Financial Officer to the effect that the Borrower or its relevant Subsidiaries intend to apply or have applied the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible capital assets to be used in the business of the Borrower and/or its Subsidiaries (a “Reinvestment”), and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment of Senior Indetendess or Loans shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, at which time a prepayment of either Senior Indebtnedess or Loans shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(h)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Debt Issuance, the Borrower shall either (a) apply such Net Cash Proceeds to the repayment of Senior Indebtedness or (b) subject to any restriction set forth in the Subordination Agreement, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.11(k) below, in an aggregate amount equal to 100% of such Net Cash Proceeds.

(i)           In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Equity Issuance, the Borrower shall, either (a) apply such Net Cash Proceeds to the repayment of Senior Indebtedness or (b) subject to any restriction set forth in the Subordination Agreement, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.11(k) below in an aggregate amount equal to 50% of such Net Cash Proceeds.

(j)            [Reserved].

(k)           All such amounts pursuant to Sections 2.11(g), (h), and (i) shall be applied to prepay the Loans on a pro rata basis based on the remaining outstanding principal amounts thereon.

(l)           On  December 29, 2016, and on each interest payment date thereafter (other than the Maturity Date) (each such date, an “AHYDO Payment Date”), notwithstanding anything to the contrary in Section 2.13, the total cash interest to be paid on such date with respect to the Loans shall at least equal the AHYDO Amount.  The “AHYDO Amount” for any such AHYDO Payment Date will equal the excess, if any, of (i) the aggregate amount includible in gross income with respect to the Loans  (i.e., the amount of interest, including original issue discount, accrued with respect to the Loans) from the date the Loans are made through and including the end of the accrual period ending on such AHYDO Payment Date (each such accrual period, an “Accrual Period”), determined as set forth in Section 163(i)(2)(A) of the Code, over (ii) the sum of (A) the product of the issue price of the Loans and the annual yield thereon to maturity determined as set forth in Section 163(i)(2)(B)(ii) of the Code plus (B) the aggregate amount of cash interest payments paid on the Loans before the close of such Accrual Period (excluding the amount payable on such AHYDO Payment Date), determined as set forth in Section 163(i)(2)(B)(i) of the Code.

SECTION 2.12.  Fees.  The Borrower agrees to pay to the Lenders a transaction fee equal to 3.0% of the aggregate principal amount of the Loans made on the Effective Date.  Such fee shall be payable on the Effective Date or as original issue discount on the Loans, at the option of the Lender.

SECTION 2.13.  Interest.

(a)           The Borrower agrees to pay interest on the unpaid principal amount of the Loans for the period commencing on the date of such Loans until such Loan is Paid in Full at a rate per annum equal to 14.0% (the “Applicable Rate”); provided that (i) during the continuance of an Event of Default, the Applicable Rate shall be increased by two percentage points per annum (and such rate shall apply to all unpaid Obligations during that period) and (ii) any such increase may thereafter be rescinded by Required Lenders, notwithstanding Section 10.1; provided further that, from and after the Effective Date, the Borrower may elect to pay 2.0% of the Applicable Rate in PIK Interest, as provided in (b) below.  In no event shall interest payable by the Borrower to the Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

(b)          The Borrower may, from and after the Effective Date, elect to pay up to 2.0% of the Applicable Rate on the unpaid principal amount of the Loans in PIK Interest; provided that the Borrower agrees to notify the Lenders within five Business Days of each Interest Payment Date on which the Borrower will elect not to pay a portion of the Applicable Rate in PIK Interest.  In the case of PIK Interest, on each Interest Payment Date, the principal amount of the Loans will increase in an amount equal to the PIK Interest accrued during the applicable interest period.  The Loans will bear interest, on the principal amount thereof as so increased, from and after the applicable Interest Payment Date on which payment of PIK Interest is made.

(c)           Accrued interest on each Loan shall be payable in arrears on the last day of each calendar quarter and at the Maturity Date.  After the Maturity Date and at any time an Event of Default exists, accrued interest on all Loans shall be payable in cash on demand at the rates specified in this Section.

(d)          All interest hereunder shall be computed on the basis of a year of 360 days and actual days elapsed.

SECTION 2.14.  [Reserved].

SECTION 2.15.  Increased Costs.

(a)           If any Change in Law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) on its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  [Reserved].

SECTION 2.17.  Taxes.

(a)           Withholding of Taxes; Gross-Up.  Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)          Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(d)           Indemnification by the Borrower.  The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. In the case of any Lender making a claim under this Section 2.17(d) on behalf of any of its beneficial owners, an indemnity payment under this Section 2.17(d) shall be due only to the extent that such Lender is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.

(e)           Status of Lenders.  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower, at the time or times prescribed by law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii) and (iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower in writing of such expiration, obsolescence or inaccuracy and update theform or certification if it is legally eligible to do so.

(i)           Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower (in such number of copies reasonably requested by the Borrower) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)        in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)         in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)         in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)          in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)         any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by law to be withheld.

(ii)          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

SECTION 2.18.  Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make all payments required to be made hereunder to the Lenders on a pro rata basis; subject to any of the Borrower’s obligations under Section 2.17(a).

(b)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.19.  [Reserved](a).

SECTION 2.20.  [Reserved].

SECTION 2.21.  [Reserved].

SECTION 2.22.  [Reserved].

SECTION 2.23.  [Reserved].

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers; Subsidiaries.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents.  There are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders (i) unaudited consolidated financial statements of the Borrower for each fiscal quarter ended after January 1, 2011 and at least 45 days prior to the Effective Date, and unaudited consolidated financial statements for the same period of the prior fiscal year for the Borrower, (ii) audited Special Purpose Combined Statement of Assets to be Sold as of October 2, 2011 and January 2, 2011, audited Special Purpose Combined Statement of Revenues and Expenses for the nine months ended October 2, 2011 and for the years ended January 2, 2011 and January 3, 2010, (iii) as soon as available to management, monthly financial data generated by the Borrower’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter referred to in clause (i) above, and (iv) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”) although only to the extent required to be filed pursuant to the SEC’s Waiver Letter.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower or, to the Borrower’s knowledge, the Acquired Business, as applicable, and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)           Since January 1, 2011, there has been no material adverse change in the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.

(a)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)          Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation, Environmental and Labor Matters.

(a)           Other than those matters disclosed in the Borrower’s SEC filings that were publicly available to the Lenders prior to the Effective Date, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)           Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened.  The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters.  All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.  Liens.  There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14.  No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.15.  No Burdensome Restrictions.  The Borrower is not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16.  Solvency.

(a)           Immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries, taken as a whole, are and will be Solvent.

(b)          The Borrower does not intend to, nor will it permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17.  Insurance.  Schedule 3.17 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries on the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  All such insurance is maintained with financially sound and reputable insurance companies on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks, as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.18.  [Reserved].

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Lenders (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Required Lenders (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Required Lenders shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Required Lenders and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b)           The Lenders shall have received a favorable written opinion (addressed to the Lenders and dated the Effective Date) of Ice Miller LLP, counsel for the Loan Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Lenders shall have received (i) unaudited consolidated financial statements of the Borrower for each fiscal quarter ended after January 1, 2011 and at least 45 days prior to the Effective Date, and unaudited consolidated financial statements for the same period of the prior fiscal year for the Borrower, (ii) audited Special Purpose Combined Statement of Assets to be Sold as of October 2, 2011 and January 2, 2011, audited Special Purpose Combined Statement of Revenues and Expenses for the nine months ended October 2, 2011 and for the years ended January 2, 2011 and January 3, 2010, (iii) as soon as available to management, monthly financial data generated by the Borrower’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter referred to in clause (i) above, and (iv) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”) although only to the extent required to be filed pursuant to the SEC’s Waiver Letter.

(d)           The Lenders shall have received (i) such documents and certificates as the Required Lenders or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Required Lenders and its counsel and as further described in the list of closing documents attached as Exhibit E and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e)           The Lenders shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the date of such Loan, except to the extent any such representation and warranty is made as of a specific date in which case such representation and warranty shall have been true and correct in all material respects as of such date, and at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

(f)           The Lenders shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Lenders, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries have been obtained and are in full force and effect.  All applicable appeal periods shall have expired and there shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Borrower or the Transactions.

(g)          The Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)          After giving effect to the Transactions, (i) Borrower and its subsidiaries (including the Acquired Business) shall have outstanding no indebtedness other than (A) the Loans contemplated hereunder, (B) the Senior Indebtedness, (C) Symmetry Medical Sheffield, Ltd – asset backed loan and line of credit and US Letter of credit; and (D) the Symmetry Medical Malaysia, SDN revolving credit facility supported by the standby letter of credit of Borrower and (ii) the Borrower shall have outstanding no capital stock other than common equity held by the management of the Borrower and otherwise as disclosed to the SEC.

(i)           The Borrower shall be in compliance with Section 6.10 and no default or Event of Default shall have occurred and be continuing, in each case determined on a pro forma basis after giving effect to the Transactions.

(j)           The Codman Acquisition shall have been consummated on or before January 1, 2012 and no provision of any Codman Acquisition Document shall have been waived, amended, supplemented consented to or otherwise modified without the prior written consent of the Required Lenders.

SECTION 4.02.   [Reserved].

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to each Lender:

(a)           within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst and Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit G hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)          Intentionally Omitted;

(e)          as soon as available, but in any event not more than thirty (30) days after the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Required Lenders;

(f)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)          promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as any Lender may reasonably request; and

(h)          so long as any Lender continues to hold any portion of the Loans under any Loan Document, the Credit Parties agree to consult with representatives of any Lender upon request regarding matters relating to the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b), and, solely with respect to those items (such as 8-Ks and proxy statements) that are publicly available on the SEC’s Electronic Data Gathering and Retrieval System, clause (f) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Lenders, which documents may be provided by facsimile or by e-mail in .pdf format (to such e-mail address as the Lenders may provide to the Borrower).

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)          any other development that results in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations (other than those under the Senior Credit Agreement), including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Lenders, upon request of the Required Lenders, information in reasonable detail as to the insurance so maintained.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by any Lender (including employees thereof and consultants, lawyers, accountants and appraisers hired thereby), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that prior to the occurrence of an Event of Default, the Borrower shall only be required to reimburse the Lenders once per calendar year.  The Borrower acknowledges that a Lender, after exercising its rights of inspection, may prepare and distribute to other Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by such Lenders and such other the Lenders.

SECTION 5.07.  Compliance with Laws and Material Contractual Obligations.  The Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than the Senior Credit Agreement) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans will be used only to finance, in part, the purchase price payable pursuant to the Codman Acquisition Documents.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.  Subsidiary Guarantors; Further Assurances.

(a)          As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Required Lenders) after any Person becomes a Domestic Subsidiary, the Borrower shall provide the Lenders with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Domestic Subsidiary to deliver to the Lenders a joinder to the Subsidiary Guaranty (in the form contemplated hereby) pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Required Lenders and their counsel.

(b)          Without limiting the foregoing, the Borrower will, and will cause each Domestic Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Required Lenders such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Required Lenders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all at the expense of the Borrower.

SECTION 5.10.  Post-Closing Deliveries.  As promptly as possible but in any event within seventy-five (75) days (or such later date as may be agreed upon by the Required Lenders) after the Effective Date, the Borrower shall deliver (in each case in form and substance acceptable to the Required Lenders) (i) an unaudited pro forma consolidated balance sheet as of the date of the most recent financial statements delivered pursuant to Section 4.01(c), (ii) an unaudited pro forma consolidated statement of operations for the nine month period ended October 1, 2011, (iii) an unaudited pro forma consolidated statement of operations for the 12 month period ended January 1, 2011, in each case adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X, or as otherwise allowed in the Waiver Letter, and consistent in all material respects with information previously provided by the Borrower.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          the Senior Indebtedness; provided, that Indebtedness incurred pursuant to this clause (a) shall be incurred pursuant to documentation that complies with the Subordination Agreement and the aggregate principal amount of such Indebtedness does not exceed the Senior Debt Cap;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c)          Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(d)          Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)          Indebtedness of the Borrower or any Subsidiary incurred to finance the Codman Acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Consolidated Capital Expenditures and purchase money Indebtedness, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $11,000,000 at any time outstanding;

(f)           Indebtedness of any Person that becomes a Domestic Subsidiary after the date hereof, and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof; provided that (i) such Indebtedness existed at the time such Person became a Domestic Subsidiary, (ii) such Indebtedness is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary, and (iii) the aggregate outstanding principal amount of Indebtedness permitted under this clause shall not exceed $16,500,000 at any time;

(g)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)          Indebtedness of the Borrower or any Subsidiary as an account party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)           the Symmetry UK Facility;

(j)           the Obligations;

(k)          unsecured Indebtedness not covered by the preceding clauses of this Section 6.01; provided, however, that (1) no such Indebtedness shall be incurred if a Default or Event of Default is then outstanding or would result therefrom, (2) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.10 immediately before and after such Indebtedness is incurred, (3) no Liens shall secure any of such Indebtedness other than those permitted under Section 6.02(f), (4) the aggregate amount of such Indebtedness (determined at the time of incurrence) shall not exceed $11,000,000 (the “Unsecured Debt Limitation”); provided, however, (A) to the extent the Leverage Ratio is less than or equal to 3.30 to 1.00 at the time of incurrence of any such Indebtedness (after giving pro forma effect to such Indebtedness), the Unsecured Debt Limitation shall not apply and (B) at any time the Unsecured Debt Limitation is in effect, the aggregate amount of Indebtedness outstanding pursuant to this Section 6.01(k) combined with the aggregate amount of Indebtedness outstanding pursuant to Section 6.01(l) below shall not exceed $16,500,000 at any time; and (5) unless agreed by the Required Lenders, such Indebtedness shall constitute Subordinated Indebtedness; and

(l)           Indebtedness of Foreign Subsidiaries not covered by the preceding clauses of this Section 6.01 in an aggregate principal amount not to exceed $11,000,000 at any time outstanding; provided, however, at any time the Unsecured Debt Limitation is in effect, the aggregate amount of Indebtedness outstanding pursuant to this Section 6.01(l) combined with the aggregate amount of Indebtedness outstanding pursuant to Section 6.01(k) above shall not exceed $16,500,000 at any time.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to the Senior Secured Facilities securing Senior Indebtedness incurred pursuant to Section 6.01(a);

(b)          Permitted Encumbrances;

(c)          any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)         any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) the aggregate principal amount of Indebtedness secured by the Liens described in this clause (d) shall at no time exceed $16,500,000;

(e)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset, (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary, and (v) the aggregate principal amount of Indebtedness secured by the Liens described in this clause (e) shall at no time exceed $11,000,000;

(f)          customary security deposits under operating leases entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(g)         customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits in the ordinary course of business;

(h)         Liens arising from the filing, for notice purposes only, of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(i)           Liens in favor or customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of goods; provided, that if such Liens arise in connection with delinquent customs duties, such Liens shall only be permitted hereunder to the extent the Borrower or a Subsidiary thereof is contesting such duties (and the related Liens) in good faith, and the Borrower or such Subsidiary maintains adequate reserves in respect of such duties;

(j)           Liens with respect to cash deposits held in escrow solely in connection with Permitted Acquisitions, and which deposits are used to pay a portion of the consideration for such Permitted Acquisitions;

(k)          any lease, sublease, license or sublicense granted by the Borrower or any Subsidiary thereof to non-Affiliate third parties in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and its Subsidiaries taken as a whole;

(l)           Liens upon the assets of the Borrower’s Subsidiaries that are party to the Symmetry UK Facility to secure Indebtedness owing under the Symmetry UK Facility; and

(m)         Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $5,500,000; and

(n)          Liens on the assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01(l) hereof.

SECTION 6.03.  Fundamental Changes and Asset Sales.

(a)          The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)           any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)          any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity);

(iii)         any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(iv)         the Borrower and its Subsidiaries may (A) sell inventory and raw or scrap materials in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any fiscal year of the Borrower, does not exceed 5% of Consolidated Total Assets (as Consolidated Total Assets shall be determined as of the last day of the fiscal year immediately preceding the fiscal year in which the applicable sale, transfer, lease or disposition is occurring);

(v)          the Borrower may consummate the International Transaction;

(vi)         the SMA Sale and Liquidation; and

(vii)        any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets of such Subsidiary are transferred to a Subsidiary as part of such liquidation or dissolution.

(b)          The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)          The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.  Schedule 6.03 sets forth the dates on which the Borrower’s fiscal quarters and fiscal years shall end during the term of this Agreement.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)          Permitted Investments;

(b)          Permitted Acquisitions;

(c)          investments by the Borrower and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries, and investments, loans, advances, or guarantees made by Loan Parties to or in respect of Subsidiaries that are not Loan Parties as set forth in Schedule 6.04(c);

(d)          investments, loans or advances made by the Borrower in or to any Subsidiary, or any guaranty of Indebtedness of such Subsidiary, and made by any Subsidiary in or to the Borrower or any other Subsidiary (including any guaranty by such Subsidiary); provided that the aggregate amount of investments, loans, advances, guarantees or capital contributions made by Loan Parties to or in respect of Subsidiaries that are not Loan Parties shall not exceed the aggregate amount set forth in Schedule 6.04(c) for those investments, loans, advances and guarantees in effect as of the Effective Date, plus $11,000,000 (with accrued and unpaid interest being excluded from such determination); provided however that (i) for a single period of six consecutive months during the term of this Agreement selected by Borrower (such period the “Additional Investment Period”), such $11,000,000 limitation shall be increased to $22,000,000 (such increase, the “Additional Investment Amount”), it being understood and agreed that after the Additional Investment Period, the aggregate outstanding amount of investments, loans or advances made by the Borrower pursuant to this clause (d) shall not exceed the aggregate amount set forth in Schedule 6.04(c) for those investments, loans, advances and guarantees in effect as of the Effective Date, plus $11,000,000 and (ii) the Additional Investment Amount shall be used solely in connection with an International Transaction;

(e)          Guarantees constituting Indebtedness permitted by Section 6.01;

(f)           investments consisting of (x) loans and advances to employees of the Borrower or its Subsidiaries for reasonable travel, relocation and business expenses in the ordinary course of business, (y) accounts receivable of the Borrower or any Subsidiary thereof created or acquired in the ordinary course of business and related to non-Affiliates, and (z) prepaid expenses of the Borrower or its Subsidiaries incurred in the ordinary course of business;

(g)          investments (including those constituting Indebtedness) of the Borrower or any Subsidiary thereof received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligation of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(h)          investments under Swap Agreements permitted under Section 6.05;

(i)           investments in connection with the International Transaction; and

(j)           any other investment, loan or advance (other than acquisitions) so long as (1) no Default or Event of Default is then outstanding or would result therefrom and (2) the aggregate amount of all such investments, loans and advances does not exceed $5,500,000 at any time outstanding during the term of this Agreement.

SECTION 6.05.  Swap Agreements.  Other than those Swap Agreements identified on Schedule 6.05 and in effect as of the Effective Date, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) any Indebtedness permitted by Section 6.01, (e) any Permitted Investment, (f) the payment by the Borrower of reasonable and customary fees to members of its board of directors and the ordinary course payment and provision of compensation and benefits to its directors and officers relating to their service or employment, and (g) the International Transaction.

SECTION 6.07.  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) the Borrower and its Subsidiaries may make any other Restricted Payment so long as (1) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a Pro Forma Basis) thereto, (2) the Leverage Ratio, after giving effect to such Restricted Payment on a Pro Forma Basis, does not exceed 1.925 to 1.00, and (3) the aggregate amount of Restricted Payments made under this clause (d) shall not exceed 55% of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Effective Date to the end of the Borrower’s most recently ended fiscal quarter for which the Borrower has delivered financial statements and compliance certificates as required by Sections 5.01(a), (b) and (c), as applicable.

SECTION 6.08.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (iv) clause (a) and (b) of the foregoing shall not apply to encumbrances or restrictions existing under or by reason of a Senior Debt Document.

SECTION 6.09.  Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents  or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)          increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)          shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)          shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)          increases the rate of interest accruing on such Indebtedness;

(e)          provides for the payment of additional fees or increases existing fees;

(f)           amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)          amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.10.  Financial Covenants.

(a)           Maximum Leverage Ratio.   The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of the fiscal quarters occurring during the periods set forth below of (i) Consolidated Total Funded Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than the following:

Period	Ratio
Effective Date through and including June 30, 2012	5.23 to 1.00
July 1, 2012 through and including September 29, 2012	4.95 to 1.00
September 30, 2012 through and including March 30, 2013	4.40 to 1.00
March 31, 2013 through and including June 29, 2013	4.13 to 1.00
June 30, 2013 through and including September 28, 2013	3.85 to 1.00
September 29, 2013 and thereafter	3.58 to 1.00

(b)           Minimum Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of the fiscal quarters occurring during the periods set forth below for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than the following:

Period	Ratio
Effective Date through and including June 29, 2013	1.04 to 1.00
June 30, 2013 through and including September 28, 2013	1.08 to 1.00
September 29, 2013 and thereafter	1.13 to 1.00

SECTION 6.01.  Anti-Layering.  (a)  No Credit Party shall create, incur, assume, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Senior Indebtedness (i) that is junior, in right or manner of payment or otherwise, to any other Senior Indebtedness or (ii) that is secured by a Lien that is junior in any respect to any other Lien securing Senior Indebtedness. (b) No Credit Party will directly or indirectly create, incur, assume, permit to exist or otherwise become or remain directly or indirectly liable for any Indebtedness that is subordinate in right of payment to the Senior Indebtedness and senior in right of payment to the Obligations, and all unsecured Indebtedness for borrowed money incurred by a Loan Party shall be either subordinated in right of payment to Senior Indebtedness on terms substantially identical to those in the Subordination Agreement or subordinated in right of payment to the Obligations.  (c) The Loan Parties shall not permit any Senior Indebtedness to be held, purchased or acquired by any Loan Party or any Affiliate of a Loan Party, except pursuant to a Senior Debt Purchase.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or 5.09 or in Article VI;

(e)          the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from a Lender to the Borrower;

(f)           the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Senior Indebtedness, when and as the same shall become due and payable (subject to any applicable grace or cure period under the agreements, documents or instruments evidencing such Material Indebtedness or, with respect to any Senior Indebtedness, a 30-day cure period);

(g)          any event or condition occurs, (i) that results in any Material Indebtedness or Senior Indebtedness being declared due and payable prior to its scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (excluding any Senior Indebtedness) or any trustee or agent on its or their behalf to cause any Material Indebtedness (excluding any Senior Indebtedness) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          one or more judgments for the payment of money (other than a money judgment covered by insurance as to which the applicable nationally recognized insurance company has not disclaimed or reserved the right to disclaim coverage) in an aggregate amount in excess of $5,500,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; provided, that the Borrower or the applicable Subsidiary shall have 30 days to cause the release of any Lien resulting from a judgment prior to the attachment of such Lien resulting in an Event of Default hereunder;

(l)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)         [Reserved];

(n)          the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or

(o)          any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Required Lenders may by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clauses (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Lenders may exercise any rights and remedies provided to the Lenders under the Loan Documents or at law or equity.

ARTICLE VIII

[Reserved].

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  i)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582, Attention of Fred Hite, Chief Financial Officer (Telecopy No. (574) 267-4551; Telephone No. (574) 371-2218), with copies to Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582, Attention General Counsel (Telecopy Number (260) 483-3890; Telephone Number (574) 371-2266) and to Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582, Attention General Counsel (Telecopy Number: (574) 267-4551; Telephone Number: (574) 268-2252);

(ii)          if to any Lender, to it at its address (or telecopy number) set forth in Schedule 2.01.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Required Lenders; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Required Lenders and the applicable Lender.  The Lenders or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.

(a)          No failure or delay by any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lenders may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the waiver of default interest), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(a) or (b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender.

(c)          Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)          If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Required Lenders shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.11 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement.

(e)          Notwithstanding anything to the contrary herein the Lenders may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lenders and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lenders, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Lender, including the fees, charges and disbursements of any counsel for any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans.

(b)          The Borrower shall indemnify each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)          [Reserved].

(d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)          All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,  Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Subject to the conditions set forth in paragraph (b) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i)           the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lenders within five (5) Business Days after having received notice thereof);  provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(ii)           the Required Lenders.

(c)          Assignments shall be subject to the following additional conditions:

(i)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Lenders) shall not be less than $5,000,000 unless each of the Borrower and the Required Lenders otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii)           the parties to each assignment shall execute and deliver to the Lenders and the Borrower an Assignment and Assumption;

(iv)           the assignee, if it shall not be a Lender, shall deliver to the Lenders and the Borrower an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(v)           without the prior written consent of the Required Lenders, no assignment shall be made (1) to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code or (2) any Person holding Senior Indebtedness or Subordinated Indebtedness or any of such Person’s Affiliates.

For the purposes of this Section 9.04(b)(i), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii)           The Borrower shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Borrowers shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Any Lender may, without the consent of the Borrower or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) without the prior written consent of the Required Lenders, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender); (B) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (C) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lenders may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lenders and when the Lenders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.    This Agreement shall be construed in accordance with and governed by the law of the State of Indiana.

(a)          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the State and Federal courts sitting in Indianapolis, Indiana, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Indiana State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lenders on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lenders on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.  [Reserved].

SECTION 9.15.  Releases of Subsidiary Guarantors.  (a)  A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section, the Lenders shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Lenders.

(b)    At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.16.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest hereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17.  Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, none of the Lenders shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.18.  Disclosure.  The Borrower and each Lender hereby acknowledges and agrees that the Lenders and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrower, its Subsidiaries and their respective Affiliates.

SECTION 9.19.  Subordination of Intercompany Indebtedness.  The Borrower agrees that any and all claims of the Borrower against any Subsidiary Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its property shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor, including, the Subsidiary Guarantors, to the extent permitted by the terms of this Agreement and the other Loan Documents.  Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any guarantor, including the Subsidiary Guarantors, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Lenders in those assets.  The Borrower shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrower and the Lenders have been terminated.  If all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such guarantor is dissolved or if substantially all of the assets of any such guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any guarantor, including the Subsidiary Guarantors, to the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Lenders for application on any of the Obligations, due or to become due, until such Obligations shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Lenders, the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Lenders and shall forthwith deliver the same to the Required Lenders, for the benefit of the Lenders, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due and, until so delivered, the same shall be held in trust by the Borrower as the property of the Lenders.  If the Borrower fails to make any such endorsement or assignment to any Lender or any of its officers or employees are irrevocably authorized to make the same.  The Borrower agrees that until the Obligations have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and Lenders have been terminated, the Borrower will not assign or transfer to any Person (other than the Lenders) any claim the Borrower has or may have against any guarantor, including the Subsidiary Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYMMETRY MEDICAL INC.,
as the Borrower

By	/s/Thomas J. Sullivan
Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

GSO / Blackstone Debt Funds Management LLC

By	/s/Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

JPM MEZZANINE CAPITAL, LLC

By	/s/Olof Bergqvist
Name: Olof Bergqvist
Title: Executive Director

DISCLOSURE SCHEDULES
TO
SENIOR SUBORDINATED CREDIT AGREEMENT
BY AND BETWEEN
SYMMETRY MEDICAL INC.
AND
THE LENDERS FROM TIME TO TIME PARTY THERETO

LIST OF SCHEDULES

Schedule 1.01	Permitted Encumbrances
Schedule 2.01	Commitments
Schedule 3.01	Subsidiaries
Schedule 3.17	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04(c)	Fiscal Quarters/Fiscal Years
Schedule 6.05	Swap Agreements

SCHEDULE 1.01

PERMITTED ENCUMBRANCES

The Symmetry UK Facility is secured by all assets of Symmetry Medical Sheffield, Ltd.

All liens existing as of the date of the Agreement and permitted by the Senior Credit Agreement.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
GSO / Blackstone Debt Funds Management LLC	$32,500,000
JPM Mezzanine Capital, LLC	$32,500,000
AGGREGATE COMMITMENT	$65,000,000

SCHEDULE 3.01
SUBSIDIARIES

	State/Country	Stock/Equity
SUBSIDIARY GUARANTORS	Incorporated	Interests

Symmetry Medical International, Inc.	DE	100% owned by SMI

Symmetry Medical Manufacturing, Inc. (f/k/a Mettis Group Inc.)	DE	100% owned by SMI

Specialty Surgical Instrumentation, Inc.	TN	100% owned by SMI

Symmetry Medical SSI Real Estate, LLC	TN	100% owned by SMI

SMA Real Estate, LLC	ME	100% owned by Symmetry Medical Manufacturing, Inc.

Symmetry New Bedford Real Estate, LLC	DE	100% owned by Symmetry Medical Manufacturing, Inc.

Olson Medical, LLC	DE	100% owned by Symmetry Medical Manufacturing, Inc.

OTHER SUBSIDIARIES

Poly-Vac France S.A.R.L.	France	100% owned by Symmetry Medical International, Inc.

Symmetry Medical Poly-Vac S.A.S.	France	100% owned by Poly-Vac France S.A.R.L.

Symmetry Medical Cheltenham Limited	England	100% owned by Symmetry Medical International, Inc.

Symmetry Medical Sheffield, Ltd.	England	100% owned by Symmetry Medical International, Inc.

Symmetry Medical Ireland, Ltd.	Ireland	100% owned by Symmetry Medical International, Inc.

Whedon, Limited	England	100% owned by Symmetry Medical Sheffield, Ltd.

Clamonta, Limited	England	100% owned by Whedon, Limited

Symmetry Medical Switzerland SA	Switzerland	100% owned by Symmetry Medical Manufacturing, Inc.

Symmetry Medical Malaysia, SDN	Malaysia	100% owned by Symmetry Medical International, Inc.

Introfocus, Limited	England	100% owned by Clamonta, Limited

SCHEDULE 3.17
INSURANCE

The following levels of insurance are applicable to Symmetry Medical, Inc. and all subsidiaries except as noted below.

Program Term	2011-2012

Products Liability	$389,916
Policy #	3579-76-97
Limit	$10M
Sales	370,024,634
Average Rate per $1,000 sales	1.054
Retention	$250k
Carrier	Chubb
1st Excess Products Liability	$187,549
Policy #	Policy #
Limit	$10M
Sales	370,024,634
Average Rate per $,1000 sales	0.507
Retention	N/A
Carrier	Carrier
Combined Rate	1.5606
2nd Excess Products Liability
Policy #	2nd Excess combined with 1st
Limit
Sales
Average Rate per $,1000 sales
Retention
Carrier
Product Recall
Policy #	N/A
Limit
Carrier

Program Term	2011-2012

Errors & Omission	$58,938
Policy #	Policy #
Limit	$2M
Sales	$370,024,634
Average Rate per $1000 sales	0.159
Retention	100k
Carrier	Chubb
Property	$238,938
Engineering Inspection Fee	$7,000
Policy #	CLP3011880
Limit	$100M
TIV	$384,763,640
TRIA	n/a
Average Rate per $100 TIV	0.062
Retention	48 Hrs $100k
Carrier	Allianz
Boiler & Machinery
Policy #	Included in
Limit	Property
TIV
Average Rate per $100 TIV
Retention
Carrier	Allianz
BI - Vendors & Customers
Policy #	N/A
Limit
Carrier
General Liability	$22,463
Policy #
Limit	$2M
TRIA	n/a
EBL
Sales	239,236,000
Average Rate per $1,000 sales	0.009389473
Retention	$1,000
Carrier	Travelers
Automobile	$33,569
Policy #	Policy #
Limit	$1M
Number of units	37
Average Rate per unit	$907
Retention	Retention
Carrier	Travelers
Umbrella	$14,250
Policy #
Limit	$10M
Sales	$239,236,000
Average Rate per $1,000 sales	0.00596
Retention	N/A
Carrier	Carrier

Program Term	2011-2012

Ocean/Air Cargo-Marine	$28,996
Policy #	Policy #
Limit	$1M
Estimated Values Shipped	443,766,838
Rate per $100 Insured	0.00653
Retention	Retention
Carrier	St. Paul Fire
Foreign Liability	$20,235
Policy #	Policy #
Limit	$1M
# of Manufacturing Plants	6
Owned/Leased Autos	20
Local Headcount	734
Number of Trips	363
Retention	N/A
Carrier	ACE
Employment Practices	$40,150
Policy #	Policy #
Limit	$5M
Employee Count	2,693 FT
197 PT
Copay	N/A
Retention -Non Class	$100k
Retention – Class	Retention - Class
Carrier	Travelers
Business Travel	$2,326
Policy #	Policy #
Limit	Various
Carrier	Chubb
Kidnap & Ransom
Policy #	No separate cov
Limit
Carrier

Crime	Crime
Policy #	Policy #
Limit	$1M

Retention	Retention
0
Fiduciary Liability	$13,000
Policy #	Policy #
Limit	$5M

Retention	Retention
0

Program Term	2011-2012

D&O Primary	$165,000
Policy #	Policy #
Limit	$10M
Retention	$500,000 B & C Side
Added Elite Endorsement
Great American
D&O Excess Layer 1	$57,000
Policy #	Policy #
Limit	$5M
Retention	N/A
Allied World
D&O Excess Layer 2	$47,515
Policy #	CUG34671
Limit	$5M
Retention	N/A
0
D&O Excess Side A Only	D&O Excess Side A Only
Policy #	DXOG25591847 003
Limit	$10M
Retention	N/A
ACE
International D&O
Policy #	N/A
Limit
Retention

D&O Investigative Edge
Policy #	N/A
Limit
Retention

Workers' Comp US except SLP	$568,284
Policy #
Payroll	84,771,199
Retention	Retention
Letter of Credit	Letter of Credit
Loss conversion factor	Loss conversion factor
Maximum cost	Maximum cost
Rate per Payroll $	0.00670
Travelers
Workers' Comp SLP
Policy #
Payroll
Retention
Calendar 2012

Program Term	2011-2012

Buildings, Contents, Stock & Business Interruption
Policy #	Included In US
Total sum insured
Average Rate
Retention
Business Interruption term
Carrier

Computer	£1,260
Policy #	10-COS-00000001234
Limit	Sheffield £445,000
Clamonta £32,000
Cheltenham £80,000
Ireland €21,000
New Replacement Value
Average Rate	#DIV/0!
Carrier	Maven Underwriters
Employers' Liability SSM	£52,500
Policy #
Limit	Limit
Clerical Wages	£3,923,000
All Others Wages	£7,177,000
TOTAL	£11,100,000
Retention	Nil
Average Rate	0.47%
Eligible for Claims Bonus	No
Carrier	Carrier
Employers' Liability Symmetry Cheltenham
Policy #	Included in SSM
Limit
Clerical Wages
All Others Wages
TOTAL
Retention
Average Rate
Carrier
Employers' Liability	€17,000
Symmetry Everest
Ireland Ltd
Policy #
Limit	Limit
Clerical Wages	€ 905,800
All Others Wages	€ 2,266,000
TOTAL	€ 3,171,800
Retention	Nil
Average Rate	0.54%
Carrier	Carrier

Program Term	2011-2012

Excess Employers' Liab	Excess Employers' Liab
Policy #
Limit	Limit
Carrier	Carrier
Primary Public(General)
Policy #
Limit
Sales
Average Rate per %
Carrier
Motor (Automobile) UK	£7,532
Policy #
Number of units	14
Average Rate per unit	£538
Retention	Nil
Low claims rebate	Included
Carrier	Carrier
Motor (Automobile) Ireland	€ 3,600
Policy #	09/DNSFR3636549
Number of units	2
Average Rate per unit	€1800
Carrier	Allianz
Aviation Products Liability	£60,000
Policy #
Limit	Limit
US sales – USD	$6,000,000
US sales – GBP
UK sales – GBP	£10,500,000
UK & US sales combined - GBP	£14,136,364
Average Rate	0.0042
Retention	Nil
Carrier	Chartis
Personal Accident/Travel	£784
Policy #
Limit	Various
Total Number of Trips
Average charge per trip
Carrier	Aon Protect (ACE)
Hired in Plant	£415
Policy #	Policy #
Limit	Limit
Annual Hiring Charges
Average Rate	#DIV/0!
Carrier	Carrier
Machinery Movement	£0
Policy #	Eliminated

Program Term	2011-2012

Limit
Machinery Annual Value
Average Rated
Carrier
Marine
Policy #	Incorporated into the global arrangements
Limit
Total Estimated sendings
Average Rate
Carrier
Engineering Inspection	£6,524
Policy #	Policy #
Limit - Sudden & Unforseen Damage	£501
Limit – Fragmentation	£101
SSM, SCI & CLA
Carrier	Carrier
AON Europe Fee	£36,600

SCHEDULE 6.01
EXISTING INDEBTEDNESS

Symmetry Entity	Lender	Description	Amount		Origination Date	Expiration Date
Symmetry Medical Malaysia Sdn Bhd	HSBC Bank Malaysia Berhad	Revolving loan - working capital requirements		$7,900,000	4/30/2010	June 2012
Symmetry Medical Malaysia Sdn Bhd	HSBC Bank Malaysia Berhad	Gurantee Line - for issuance of security deposit/ tender/ performance bonds and other guarantee requirements related to business	RM	300,000	4/30/2010	June 2012
Symmetry Medical Sheffield, Ltd.	HSBC Asset Finance (UK) Ltd.	Local currency line of credit		£1,200,000	3/25/2010	Feb. 2012
Symmetry Medical Sheffield, Ltd.	HSBC Asset Finance (UK) Ltd.	24 month asset based term note		£1,800,000	3/25/2010	Feb. 2012

SCHEDULE 6.02
EXISTING LIENS

DEBTOR: SYMMETRY MEDICAL INC.

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
IOS CAPITAL	12/02/2006	64195483	Specific leased equipment
GARNISHMENT ORDER ENTERED IN CASE NO. 43D03-1005-SC-01136, CREDIT CONTROL LLC, PLAINTIFF VS. ANGELIE D. WARREN AND SYMMETRY MEDICAL – OTHY, DEFENDANTS

DEBTOR: SYMMETRY MEDICAL USA INC.

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
FIFTH THIRD BANK, INDIANA (CENTRAL)	12/27/2002 and continued on 12/11/2007	30128440	Specific equipment
FIFTH THIRD BANK, INDIANA (CENTRAL)	12/27/2002 and continued on 12/11/2007	30128465	Specific equipment
FIFTH THIRD BANK	03/27/2003 and continued on 11/05/2007	30856370	Specific leased equipment
FIFTH THIRD BANK, INDIANA (CENTRAL)	07/03/2003 and continued on 01/07/2008	31940413	Specific leased equipment
FIFTH THIRD BANK, INDIANA (CENTRAL)	07/03/2003 and continued on 01/07/2008	31940470	Specific leased equipment
FIFTH THIRD BANK, INDIANA (CENTRAL)	07/03/2003 and continued on 01/07/2008	31940611	Specific leased equipment
FIFTH THIRD BANK, INDIANA (CENTRAL)	07/03/2003 and continued on 01/03/2008	31940728	Specific leased equipment
FIFTH THIRD BANK, INDIANA (CENTRAL)	04/07/2004 and continued on 10/17/2008	41139015	Specific leased equipment
FIFTH THIRD BANK, (CENTRAL INDIANA)	08/05/2004 and continued on 02/11/2009	42195537	Specific leased equipment
FIFTH THIRD BANK, (CENTRAL INDIANA)	08/05/2004 and continued on 02/11/2009	42195560	Specific leased equipment
FIFTH THIRD BANK, (CENTRAL INDIANA)	10/07/2004 and continued on 04/15/2009	42818484	Specific leased equipment
PERRY CORPORATION	02/26/2008	20080608775	Specific leased equipment
PERRY CORPORATION	11/04/2008	20083698485	Specific leased equipment
PERRY CORPORATION	12/01/2008	20083973672	Specific leased equipment

Schedule 6.02

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
PERRY CORPORATION	08/10/2010	20102785966	Specific leased equipment
TRUMPF INC.	09/16/2010	20103229253	Specific equipment
TRUMPF INC.	09/16/2010	20103229394	Specific equipment

DEBTOR: ULTREXX INC.

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
FIFTH THIRD BANK, INDIANA, AN INDIANA BANKING CORPORATION	04/07/2004 and continued on 10/09/2008	200400003267630	Specific leased equipment
FIFTH THIRD BANK, (CENTRAL INDIANA)	07/07/2004 and continued on 01/07/2009	200400006421190	Specific leased equipment
FIFTH THIRD BANK, (CENTRAL INDIANA)	11/17/2004 and continued on 05/22/2009	200400010794815	Specific leased equipment

DEBTOR: SPECIALTY SURGICAL INSTRUMENTATION, INC.

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
DELL FINANCIAL SERVICES LP	01/31/2008	108011919	Specific equipment

DEBTOR: SYMMETRY MEDICAL NEW BEDFORD, LLC

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
LEASING TECHNOLOGIES INTERNATIONAL, INC.	03/04/2009	20090689403	Specific leased equipment

DEBTOR: OTHY

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
U.S. BANCORP EQUIPMENT FINANCE, INC.	12/28/2000 and continued on 08/25/2005	3033438	Specific equipment

Liens existing as of the date of this Agreement and permitted pursuant to the Senior Credit Agreement.

Schedule 6.02

SCHEDULE 6.04(c)
FISCAL QUARTERS/FISCAL YEARS
2011-2015 Fiscal Quarter End Dates

2011
Q1	4/2/2011
Q2	7/2/2011
Q3	10/1/2011
Q4	12/31/2011

2012
Q1	3/31/2012
Q2	6/30/2012
Q3	9/29/2012
Q4	12/29/2012

2013
Q1	3/30/2013
Q2	6/29/2013
Q3	9/28/2013
Q4	12/28/2013

2014
Q1	3/29/2014
Q2	6/28/2014
Q3	10/4/2014
Q4	1/3/2015

2015
Q1	4/4/2015
Q2	7/4/2015
Q3	10/3/2015
Q4	1/2/2016

SCHEDULE 6.05
SWAP AGREEMENTS

None.